Exhibit 4.1

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Modified Single Premium Individual Deferred Annuity

with One or More Indexed Strategies

Issued by

CLEAR SPRING LIFE INSURANCE COMPANY

{P.O. BOX 80509, INDIANAPOLIS, IN 46280

866 252 9439

GAINBRIDGE.LIFE}

Clear Spring Life Insurance Company, a stock corporation (the Company), agrees to pay the proceeds of this contract in accordance with its terms.

Signed for Clear Spring Life Insurance Company at its office in {Zionsville}, Indiana.

[	[
Stephen M. Coons]	Daniel J. Towriss]

Secretary	President

RIGHT TO EXAMINE CONTRACT

You may cancel this contract for any reason within 10 days of receipt or within any longer period as required by applicable law in the state where this contract was delivered by sending written notice of cancellation to the Company or to an agent of the Company, by phone at {1-866-252-9439} or by return of this contract to the office of the Company. If this contract is replacing another contract, the time period in which You may cancel this contract is 30 days unless another time period is applicable under state law. Upon cancellation, the Company will return an amount equal to the Contract Value, (unless applicable state law requires the return to be based on the Purchase Payments paid or another amount) less any proceeds paid by the Company.

THIS IS A LEGAL CONTRACT - READ THIS CONTRACT CAREFULLY

THIS CONTRACT CONTAINS WITHDRAWAL AND SURRENDER CHARGES. THESE CHARGES MAY BE WAIVED OR NOT APPLICABLE UNDER CERTAIN CONDITIONS SPECIFIED IN THIS CONTRACT

MODIFIED SINGLE PREMIUM INDIVIDUAL DEFERRED ANNUITY

WITH ONE OR MORE INDEXED STRATEGIES

NON-PARTICIPATING

THIS CONTRACT’S VALUES MAY BE BASED ON THE PERFORMANCE OF AN EXTERNAL INDEX OR INDICES THAT ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE; HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENT

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TABLE OF CONTENTS

SPECIFICATIONS PAGES

SECTION I – DEFINITIONS	3

SECTION II – CONTRACT VALUES AND CHARGES	7

PURCHASE PAYMENTS	7
CONTRACT VALUE	7
OWNERSHIP OF ASSETS	8
INTEREST	8
REALLOCATIONS TO AVAILABLE STRATEGIES	8
WITHDRAWALS AND SURRENDERS	8
WITHDRAWAL CHARGES	9
SURRENDER VALUE	10

SECTION III – PROVISIONS FOLLOWING THE DEATH OF AN OWNER OR ANNUITANT	10

DEATH OF AN OWNER (DEATH BENEFIT)	10
DEATH OF THE ANNUITANT	11

SECTION IV – SETTLEMENT AND PAYMENT OF PROCEEDS	12

PAYMENTS IN GENERAL	12
PAYMENTS TO MINORS	12
SETTLEMENT OPTIONS	12
ANNUITIZATION UPON MATURITY	13

SECTION V – GENERAL PROVISIONS	14

CONTRACT	14
ANNUAL STATEMENTS	14
DEFERRAL OF PAYMENTS	14
RELIANCE	15
INCONTESTABILITY	15
NON-PARTICIPATING	15
MISSTATEMENT OF AGE OR SEX	15
OWNERSHIP	15
ASSIGNMENT INCLUDING OWNERSHIP CHANGE OF THIS CONTRACT	15
CHANGE OF BENEFICIARY	16
MODIFICATION	16
TAXES	16
MINIMUM BENEFITS	16
SPENDTHRIFT PROVISION	16
PROOF OF AGE AND SURVIVAL	16
CONFORMITY WITH LAWS FOR LEGAL ACTIONS	16

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SECTION I

DEFINITIONS

Capitalized terms have specific definitions as detailed in this contract and outlined below.

Accumulation Phase means the period of time during which You may allocate the Contract Value to one or more Strategies, which will end on the Annuity Income Date.

Annual Statement means a written statement that We will provide to You at least once a year that reports the Contract Value and certain other information relevant to this contract, as described under “Annual Statements” in Section V of this contract.

Annuitant means the Annuitant identified on the Specifications Pages, including the Joint Annuitant, if applicable, on whose life or lives Settlement Option payments involving life contingencies are based. The Annuitant must be a natural person. The Annuitant has no rights under this contract.

Annuitization Interest Rate means the Annuitization Interest Rate identified on the Specifications Pages, which is the interest rate used for calculating minimum payments under any Settlement Option.

Annuity Income Date means the date on which the first annuity payment is made pursuant to any Settlement Option under this contract. The Annuity Income Date cannot be later than the Maturity Date.

Application means the written document(s) and any written supplements to it which were completed to request this contract and are attached to this contract.

Beneficiary or Beneficiaries means the person(s) or entity(ies) to whom the Death Benefit for this contract will be paid, as described under “Death of an Owner (Death Benefit)” in Section III of this contract.

Business Day means any day the New York Stock Exchange (“NYSE”) is open for regular trading and that is a day on which We process financial transactions and requests. We will consider all financial transactions, including Purchase Payments, withdrawal requests and transfer instructions, to be received on the next Business Day if We receive them (i) on a day that is not a Business Day or (ii) after the close of regular trading on the NYSE, which is normally 4:00 p.m. Eastern Time.

Code means the Internal Revenue Code of 1986, as amended.

Contract Anniversary means the date each calendar year on the anniversary of the Contract Date. If Your contract is issued on February 29th, Your Contract Anniversary will be March 1st of each subsequent year.

Contract Date means the Contract Date identified on the Specifications Pages, which is the effective date of this contract.

Contract Value means the sum of the Fixed Interest Strategy Value and all applicable Indexed Strategy Values.

Contract Year means the period from the Contract Date to, but not including, the first Contract Anniversary or from one Contract Anniversary to, but not including, the immediately following Contract Anniversary, as the case may be.

Death Benefit means the amount payable to the Beneficiaries upon the death of any Owner.

Death Benefit Date means the date on which the Company receives Due Proof of Death. If there are multiple Beneficiaries, the Death Benefit Date will be the first date on which We receive Due Proof of Death from at least one Beneficiary.

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Due Proof of Death is an original or an originally certified copy of an official death certificate, or an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and, in respect of each Beneficiary, Our claim form, properly completed, and any other information or documents We may request to establish the identity of any Beneficiary.

Fixed Interest Rate means the annual interest rate applicable to the Fixed Interest Strategy, which may never be less than the Guaranteed Minimum Fixed Interest Rate. The initial Fixed Interest Rate is identified on the Specifications Pages. We will specify in each Annual Statement the Fixed Interest Rate for the following Contract Year.

Fixed Interest Strategy means the methodology for calculating and crediting interest at the Fixed Interest Rate. We guarantee to always offer the Fixed Interest Strategy.

Fixed Interest Strategy Value means the total current value of Your allocations to the Fixed Interest Strategy.

Free Withdrawal Amount means the aggregate amount of withdrawals You may make in any Contract Year without incurring a Withdrawal Charge.

Free Withdrawal Percentage means the Free Withdrawal Percentage identified on the Specifications Pages, which is the rate used for calculating the Free Withdrawal Amount with respect to any Contract Year.

Guaranteed Annuity Payment Period means the certain period of time selected by You during which annuity payments are guaranteed to be paid under Settlement Option (2) or (4), or any other available Settlement Option that provides guaranteed payments over a specified period of time, whether or not the Annuitant is living.

Guaranteed Minimum Fixed Interest Rate means the Guaranteed Minimum Fixed Interest Rate identified on the Specifications Pages, which is the minimum annual interest rate that We may declare as the Fixed Interest Rate.

Indexed Strategy means each methodology available under this contract for calculating and crediting interest based on the performance of a specified index. The Indexed Strategies available on the Contract Date are shown on the Specifications Pages. We reserve the right to discontinue offering, or accepting reallocations into, any particular Indexed Strategy; however, We guarantee to always offer at least one Indexed Strategy. Details of each Indexed Strategy applicable to this contract are identified on the Specifications Pages or the relevant Annual Statement and in the related endorsement.

Indexed Strategy Term means, for each Indexed Strategy, the time period during which the Contract Value You have allocated to the Indexed Strategy is held in the Indexed Strategy and which determines when You may make reallocations into or out of the Indexed Strategy. The initial Indexed Strategy Term for each Indexed Strategy available on the Contract Date is shown on the Specifications Pages.

Indexed Strategy Value means, for each Indexed Strategy, the total current value of Your allocations to that Indexed Strategy.

Irrevocable Beneficiary means a Beneficiary designated by the Owner that may not be revoked without a Written Request from the Owner and the Irrevocable Beneficiary.

Joint Annuitant means the Joint Annuitant, if any, identified on the Specifications Pages. The Joint Annuitant, if applicable, must be a natural person.

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Joint Owner means a person or entity, if any, that possesses an undivided interest in this contract with the Owner and is identified as the Joint Owner on the Specifications Pages, or as changed in accordance with Section V of this contract. All references to Owner in this contract will also apply to the Joint Owner, if any.

Maturity Date means the Maturity Date identified on the Specifications Pages, which is the latest date on which You may elect a Settlement Option under this contract. The Maturity Date is the Contract Anniversary following the day on which the Annuitant turns age 100. If there are Joint Annuitants on the Contract Date, the Maturity Date is based on the age of the younger Annuitant. The Maturity Date is fixed and may not be changed.

Maximum Total Purchase Payment Amount means the Maximum Total Purchase Payment Amount identified on the Specifications Pages, which is the maximum amount of total Purchase Payments We will accept in this contract without prior Company approval.

Minimum Additional Purchase Payment Amount means the Minimum Additional Purchase Payment Amount identified on the Specifications Pages, which is the minimum individual additional Purchase Payment amount that We will accept in this contract without prior Company approval.

Minimum Allocation means the Minimum Allocation identified on the Specifications Pages, which is the minimum amount that You are permitted to allocate to any Strategy.

Minimum Contract Value means the Minimum Contract Value identified on the Specifications Pages, which is the minimum amount of Contract Value We will permit for this contract.

Minimum Modal Annuity Payment means the Minimum Modal Annuity Payment identified on the Specifications Pages, which is the minimum periodic payment amount that We will permit with respect to any Settlement Option.

Non-Qualified Contract means a contract that does not receive favorable federal income tax treatment under Sections 401, 403, 408, 408A or 457 of the Code. A Non-Qualified Contract must be owned by a natural person(s) or held by a trust or other entity as agent for a natural person(s) for the Non-Qualified Contract to receive income tax treatment as an annuity.

Owner means the owner of this contract, as identified on the Specifications Pages, or as changed in accordance with Section V of this contract. All references to Owner in this contract will also apply to the Joint Owner, if any.

Purchase Payment means any amount paid to the Company as consideration for the benefits provided by this contract and refers to both the initial Purchase Payment and any additional Purchase Payment(s) made within the Purchase Payment Period.

Purchase Payment Period means the period of time identified on the Specifications Pages during which We will accept Purchase Payments. We will only accept additional Purchase Payments that We receive on or before the last Business Day of the Purchase Payment Period.

Qualified Contract means a contract used in connection with a personal retirement or deferred compensation plan that receives favorable federal income tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code.

RMD Amount means the required minimum distribution amount, if any, that must be distributed with respect to the Contract Value of a Qualified Contract for the current calendar year under Section 401(a)(9) of the Code.

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Separate Account means the non-insulated separate account of the Company identified on the Specifications Pages. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

Service Address means the address to which all correspondence concerning this contract should be sent. The Service Address is shown on the cover page of this contract.

Settlement Options means the annuitization options described under “Settlement Options” in Section IV of this contract. The Settlement Options available on the Contract Date are shown on the Specifications Pages.

Specifications Pages means the pages of this contract labeled as Specifications Pages, as may be amended or supplemented by Us from time to time.

Specified Account means the bank or other financial institution account that You have specified in the Application or by Written Request into which We will deposit the payments due under this contract. If no account is specified in the Application or by Written Request, We will make payments by physical check to You.

Strategy means any of the Fixed Interest Strategy or Indexed Strategies. We may from time to time add Strategies as approved under the applicable regulatorily authority. We reserve the right to discontinue offering, or accepting reallocations into, any particular Strategy; however, We guarantee to always offer the Fixed Interest Strategy and at least one Indexed Strategy. Details of each Strategy applicable to this contract are identified on the Specifications Pages or the relevant Annual Statement and in the related endorsement.

Surrender Value means the amount You would receive in connection with a full surrender of this contract.

We, Our, Us, or Company means Clear Spring Life Insurance Company.

Withdrawal Charge Percentage means the rate used for calculating Withdrawal Charges with respect to any Contract Year. The applicable Withdrawal Charge Percentage corresponds to the Contract Year in which the withdrawal or surrender occurs, as identified on the Specifications Pages.

Withdrawal Charge Period means the certain period of time during which We charge a Withdrawal Charge as identified on the Specifications Pages.

Withdrawal Charges means the charges We will subtract from the Contract Value in the event that a withdrawal or surrender is made from this contract during the lifetime of the Owner prior to the end of the Withdrawal Charge Period.

Written Request means a request in writing received by Us (at the Service Address) and signed by You in a form acceptable to Us. Written Requests may be sent via mail or any electronic means acceptable to Us. If an Irrevocable Beneficiary has been designated, the Irrevocable Beneficiary must sign any Written Request to change the interest of the Irrevocable Beneficiary.

You or Your means the Owner of this contract.

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SECTION II

CONTRACT VALUES AND CHARGES

PURCHASE PAYMENTS

The amount of Your initial Purchase Payment is shown on the Specifications Pages.

We will accept additional Purchase Payments for this contract during the Purchase Payment Period; however, the amount of each additional Purchase Payment must be no less than the Minimum Additional Purchase Payment Amount, and the sum of all Purchase Payments made with respect to this contract must not exceed the Maximum Total Purchase Payment Amount, in each case unless You have requested and received prior approval from the Company. You are not required to make any additional Purchase Payments.

We will not accept any Purchase Payments after the end of the Purchase Payment Period. In all events, no Purchase Payments are permitted on or after the Annuity Income Date. Furthermore, We reserve the right to not accept any Purchase Payment.

On the Contract Date, We will allocate Your initial Purchase Payment to one or more available Strategies based on the selection You made on the Application, which is shown on the Specifications Pages. You may only allocate Purchase Payments to Indexed Strategies on your Contract Date and at the beginning of subsequent Indexed Strategy Terms.

We will allocate any Purchase Payments We receive after the Contract Date but during the Purchase Payment Period to the Fixed Interest Strategy until the beginning of the next available Indexed Strategy Term, at which time they can be reallocated as described under “Reallocations to Available Strategies” below.

CONTRACT VALUE

The Contract Value on any date equals the sum of the Fixed Interest Strategy Value and all Indexed Strategy Values as of such date. The Contract Value does not include any amounts that have been applied to a Settlement Option.

The portion of the Contract Value allocated to the Fixed Interest Strategy during the Accumulation Phase is backed by the Company’s general account, which consists of all assets of the Company other than those allocated to a separate account of the Company.

The portion of the Contract Value allocated to any Indexed Strategy during the Accumulation Phase is backed by assets held in the Separate Account. The Separate Account is established and maintained by the Company pursuant to the laws of the Company’s domiciliary state. Income, gains, and losses, whether or not realized, from assets held in the Separate Account will be credited to or charged against the Separate Account, without regard to the other income, gains or losses of the Company. As Owner of this contract, You do not participate in the performance of the assets held in the Separate Account and do not have any direct claim on them. The Separate Account is not registered under the Investment Company Act of 1940.

We may return the remaining Contract Value to You, reduced by any applicable premium tax or similar tax, in a lump sum payment if at any time the Contract Value is less than the Minimum Contract Value. In that event, this contract will terminate unless amounts are being paid under a Settlement Option.

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OWNERSHIP OF ASSETS

The Company has exclusive and absolute ownership and control of its assets, including all assets held in the Separate Account. The Company reserves the right to transfer, to the Company’s general account or any other separate account of the Company, any portion of the assets held in the Separate Account that are in excess of the reserves and other contract liabilities with respect to the Separate Account.

INTEREST

For any amount allocated to the Fixed Interest Strategy, We will calculate and credit interest daily at the Fixed Interest Rate. The Fixed Interest Rate will be guaranteed until Your next Contract Anniversary and will always be equal to or greater than the Guaranteed Minimum Fixed Interest Rate.

For any amount allocated to an Indexed Strategy, We will credit interest under the terms of the relevant Indexed Strategy endorsement.

REALLOCATIONS TO AVAILABLE STRATEGIES

During the Accumulation Phase and subject to the following, You may request to reallocate Your Contract Value at the end of any Indexed Strategy Term among the available Strategies by notifying Us by Written Request. Prior to the end of each Indexed Strategy Term, We will provide You with a reallocation notice showing the current Fixed Interest Rate and available Indexed Strategies for the next Indexed Strategy Term. To reallocate Your Contract Value, You must provide Us Your new allocation instructions by the deadline stated in the reallocation notice. You may submit Your instructions by Written Request on Our form or by other means acceptable to Us, which may include by telephone or by electronic submission as we may specify on the reallocation notice.

You may reallocate Fixed Interest Strategy Value into any available new Indexed Strategy Term. You may not reallocate Indexed Strategy Value prior to the end of the Indexed Strategy Term. At the end of any Indexed Strategy Term, you may reallocate the Contract Value to (1) the Fixed Interest Strategy, and/or (2) any available new Indexed Strategy Term.

Allocation requests with respect to any Indexed Strategy that is not at the end of its Indexed Strategy Term as of the date specified in the relevant reallocations notice will be excluded from the reallocation process. Any reallocation will be subject to the rates in effect on the date specified in the reallocation notice, regardless of when the reallocation request was made.

If We do not receive Your Written Request of a reallocation by the date specified in the reallocation notice, You will be deemed to have elected to continue the same allocations, without any reallocation or rebalancing, from the previous Indexed Strategy Term. If an Indexed Strategy becomes unavailable, We will automatically reallocate Your Indexed Strategy Value to the Fixed Interest Strategy, unless You specify a different reallocation by Written Request before the start of the following Indexed Strategy Term.

Allocations and reallocations to any Strategy must be in whole percentages and not less than the Minimum Allocation. You may not allocate Contract Value to an Indexed Strategy Term that ends after the Maturity Date.

WITHDRAWALS AND SURRENDERS

During the Accumulation Phase, You may make withdrawals from the Contract Value by Written Request. A withdrawal will result in a reduction of the Contract Value, the amount of which will be determined as of the close of business on the Business Day We receive the Written Request in good order. We will reduce the Contract Value by the amount of the withdrawal and any applicable Withdrawal Charges. If a withdrawal reduces the Contract Value below the Minimum Contract Value, then We will treat Your withdrawal request as a full surrender of this contract.

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You may specify how any withdrawal is to be taken from among all Strategies to which You have made allocations at the time of the request. If no direction is provided with the withdrawal request, then We will deduct the withdrawal from each Strategy to which you have made an allocation on a pro rata basis, calculated at the end of the Business Day during which the withdrawal is effected.

During the Accumulation Phase, You may surrender this contract for the Surrender Value, reduced by the amount of any applicable premium tax or similar tax, by Written Request. You must return this contract along with Your Written Request for a surrender. A surrender will terminate this contract.

You will not be permitted to make any withdrawals or surrender this contract after the Annuity Income Date, following an annuitization of the contract as described under “Settlement Options” in Section IV of this contract.

If You make a withdrawal or surrender this contract during the Withdrawal Charge Period, the Company may apply Withdrawal Charges, which will be calculated as described below.

WITHDRAWAL CHARGES

At the time of any withdrawal or surrender of this contract, the amount subject to Withdrawal Charges is equal to the amount of total Purchase Payments less any amount You withdrew previously to which We applied Withdrawal Charges. We will not apply Withdrawal Charges on any amounts withdrawn or surrendered in excess of the total Purchase Payments. However, note that withdrawals of the Free Withdrawal Amount do not reduce the overall amount subject to Withdrawal Charges.

The amount of Withdrawal Charges applicable to any withdrawal will equal the product of (i) the applicable Withdrawal Charge Percentage shown on the Specifications Pages and (ii) the lesser of (a) the total withdrawal amount, less any remaining Free Withdrawal Amount for the applicable Contract Year, and (b) the amount subject to Withdrawal Charges, if any, less any remaining Free Withdrawal Amount for the applicable Contract Year.

The amount of Withdrawal Charges applicable to a full surrender of this contract will equal the product of (i) the applicable Withdrawal Charge Percentage shown on the Specifications Pages and (ii) the amount subject to Withdrawal Charges, if any.

We will not apply, or will waive, Withdrawal Charges with respect to:

•	Any amounts withdrawn during the current Contract Year that are, in the aggregate, less than or equal to the Free Withdrawal Amount;

•	Any amounts applied to a Settlement Option;

•	Any amounts withdrawn after the Withdrawal Charge Period;

•	The portion of any amounts withdrawn that exceed the sum of all Purchase Payments; and

•	Death Benefit payments.

During the first Contract Year, the Free Withdrawal Amount is equal to the Free Withdrawal Percentage, multiplied by the total amount of Purchase Payments. Thereafter, on each Contract Anniversary We will determine the Free Withdrawal Amount applicable for the Contract Year beginning on that Contract Anniversary, which will be equal to the greater of: (a) the Free Withdrawal Percentage, multiplied by the Contract Value as of that Contract Anniversary; and (b) the RMD Amount, if any, for the calendar year of that Contract Anniversary, as calculated by Us under the Code and other applicable federal tax law. Only one tax year’s RMD Amount can be taken without the application of Withdrawal Charges during any Contract Year.

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We will reduce the Free Withdrawal Amount by any prior withdrawals taken during the same Contract Year. Any portion of the Free Withdrawal Amount that is not used during a Contract Year will not be available for use in future Contract Years.

The remaining Free Withdrawal Amount is zero on a full surrender of this contract.

SURRENDER VALUE

The Surrender Value on any date is equal to the Contract Value at the end of the day on such date, less any applicable Withdrawal Charges.

SECTION III

PROVISIONS FOLLOWING THE DEATH OF AN OWNER OR ANNUITANT

DEATH OF AN OWNER (DEATH BENEFIT)

In the event of the death of any Owner during the Accumulation Phase, We will pay the Death Benefit following receipt by Us of Due Proof of Death of any Owner, subject to the terms of this contract and pursuant to the terms of the Beneficiary designation in effect at the time of death of the Owner. The Death Benefit is equal to the Contract Value, plus applicable interest as described under “Interest on Death Benefit” below, reduced by any applicable premium tax or similar tax. If any Owner is a not a natural person, then the death of any Annuitant is considered the death of an Owner.

The Death Benefit is payable to the Beneficiaries. A natural person Beneficiary must be alive on the date of death of the Owner (or the date of death of the Annuitant, if the Owner is not a natural person). Unless otherwise provided by Written Request, the Beneficiaries are determined in the following order:

1.	The surviving Owner (s), if any, including any Owner that is a non-natural person.

2.	The primary Beneficiaries, if living or in existence (in the case of a non-natural person).

3.	The contingent Beneficiaries, if living or in existence (in the case of a non-natural person).

4.	The Owner’s estate.

Multiple Beneficiaries in the same class will share equally, unless You direct otherwise. However, if a Beneficiary is not alive or in existence on the date of death of the Owner and there are other Beneficiaries in the same class, then the Death Benefit will be shared among the other Beneficiaries of the same class unless You instruct Us otherwise.

Each Beneficiary’s share of the Death Benefit will remain allocated to the current Strategies until We receive a claim form, properly completed, with respect to such Beneficiary and any other information or documents We may request to establish the identity of the Beneficiary.

If this is a Qualified Contract, then the terms of your Qualified Contract rider or endorsement will apply.

If this a Non-Qualified Contract, then the following provisions apply:

This Non-Qualified Contract is intended to comply with the laws and corresponding regulations of the Code including, without limitation, Section 72(s) of the Code, as applicable, and to qualify as an annuity contract for U.S. federal tax purposes. As such, the terms of this Non-Qualified Contract will be interpreted to maintain such compliance and qualification, notwithstanding any language to the contrary.

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Death Before the Annuity Income Date: If any Owner dies before the Annuity Income Date, then the Death Benefit will be paid in a lump sum within five years of the Owner’s death. However, each Beneficiary that is a natural person may elect by Written Request to receive their portion of the Death Benefit in equal payments over the life of such Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary, provided such payments begin within one year of the Owner’s death. If the Owner’s surviving spouse (within the meaning of U.S. federal tax law) is the surviving Owner, or is the sole primary Beneficiary where there is no surviving Owner, then the surviving spouse may elect by Written Request to continue this contract by becoming the Owner, and all benefits, rights, and requirements under this contract will be based on the surviving spouse’s life. If the deceased Owner was the last surviving Annuitant, then the surviving spouse will become the Annuitant.

Death On or After the Annuity Income Date: If any Owner dies on or after the Annuity Income Date and before the entire interest in the contract has been distributed, then the remaining portion of such interest will be distributed at least as rapidly as under the method of distributions being used as of the date of the Owner’s death.

The Company may permit other methods of settlement. In no event shall any method of settlement be exercised that would violate the mandatory distribution requirements of Section 72(s) of the Code.

If any Beneficiary does not elect one of the above settlement methods within 60 days of the Death Benefit Date, We will distribute the Death Benefit payable to such Beneficiary as a lump sum immediately but in all events within five years of the Owner’s death.

We may delay payment of a Death Benefit if We cannot find a Beneficiary. However, the Death Benefit will be paid in accordance with Section 72(s) of the Code in all events. For purposes of interpreting Your Beneficiary designation, the word “child” means only a lawful child, including an adopted child. The word “child” does not mean stepchild or grandchild. We may require proof satisfactory to Us that each Beneficiary is qualified to receive payment.

Interest on Death Benefit

We will accrue interest on the Death Benefit payable under this contract as required by the laws of the state where this contract was delivered or issued for delivery. Such accrued interest will be added to the Death Benefit to be paid.

DEATH OF THE ANNUITANT

During the Accumulation Phase, if any Owner is not a natural person, or if any Annuitant is an Owner, the rules above regarding death of the Owner apply upon death of the Annuitant by treating the Annuitant’s death as the death of an Owner. Otherwise, upon death of the Annuitant the Owner may select a new Annuitant. If the Owner does not select a new Annuitant, the Owner is designated as the new Annuitant under this contract.

If the Annuitant dies on or after the Annuity Income Date, following election of a Settlement Option with a Guaranteed Annuity Payment Period, then We will continue to make the payments under the selected Settlement Option for the remainder of the Guaranteed Annuity Payment Period.

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SECTION IV

SETTLEMENT AND PAYMENT OF PROCEEDS

PAYMENTS IN GENERAL

We will issue all payments by Us under this contract to the Owner at the Specified Account, except that We will pay the Death Benefit to the Beneficiaries. You may request an alternative method of payment by Written Request.

We reserve the right to require proof of age of any payee, or proof that the applicable payee is living, prior to making payment under this contract, but not more than once in any 12-month period.

PAYMENTS TO MINORS

If any payment is to be paid to a minor, then, unless otherwise provided by law, We will make such payment only to the duly authorized and acting conservator or guardian of the minor’s estate until such time as the minor passes the age of majority. Any such payment We make will release Us to the extent of the payment.

SETTLEMENT OPTIONS

During the Accumulation Phase, You may elect by Written Request to annuitize this contract and direct Us to apply the Contract Value to one of the following Settlement Options:

Settlement Option (1) – Single Life Annuity: We will make payments as long as the Annuitant is living. Payments under this Settlement Option depend on the age and sex of the Annuitant on the Annuity Income Date. If there are Joint Annuitants, the Written Request electing this Settlement Option must specify the Annuitant whose life is to be referenced in determining the payments under this Settlement Option. No further amounts will be payable under this Settlement Option after the specified Annuitant has died.

Settlement Option (2) – Single Life Annuity with Guaranteed Annuity Payment Period Between 5 and 20 Years: We will make payments for a Guaranteed Annuity Payment Period chosen by You, which may be any annual period between five and 20 years, whether or not the Annuitant is living. After the Guaranteed Annuity Payment Period has ended, We will continue to make payments as described in Section IV of this contract as long as the Annuitant is living. Payments under this Settlement Option depend on the age and sex of the Annuitant on the Annuity Income Date. If there are Joint Annuitants, the Written Request electing this Settlement Option must specify the Annuitant whose life is to be referenced in determining the payments under this Settlement Option. If the specified Annuitant dies before the end of the Guaranteed Annuity Payment Period, no further amounts will be payable under this Settlement Option after the Guaranteed Annuity Payment Period ends.

Settlement Option (3) – Joint and Survivor Annuity: We will make payments as long as one of the Annuitant or Joint Annuitant, if any, is living. No further amounts will be payable under this Settlement Option after the Annuitant and the Joint Annuitant, if any, have died. Payments under this Settlement Option depend on the ages and sex of the Annuitant and the Joint Annuitant, if applicable, on the Annuity Income Date. If either the Annuitant or the Joint Annuitant, if applicable, dies before the due date of the first payment under this Settlement Option, We will make payments during the remaining lifetime of the surviving Annuitant in accordance with Settlement Option (1).

Settlement Option (4) – Guaranteed Annuity Payment Period Between 10 and 20 Years: We will make payments for a Guaranteed Annuity Payment Period chosen by You, which may be any annual period between 10 and 20 years, whether or not the Annuitant is living. The payments are not affected by the age of the Annuitant.

Settlement Option (5) – Other Options Offered by Us: You may select any other Settlement Option being offered by Us, in Our sole discretion, at the time You elect to apply a Settlement Option under this contract.

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At Your direction, We will pay the proceeds of any Settlement Option in monthly, quarterly, semi-annual, or annual modal payments, as long as the periodic payment You select is equal to or greater than the Minimum Modal Annuity Payment amount. If the amount to be applied under any Settlement Option is less than the Minimum Modal Annuity Payment amount, then We will automatically select the next most frequent payment period for which the modal payment exceeds the Minimum Modal Annuity Payment amount. If no available periodic payment results in payments greater than the Minimum Modal Annuity Payment amount, We will pay the Contract Value in a single payment.

Minimum payments for all Settlement Options are based on the Annuitization Interest Rate. The mortality table We use for each applicable Settlement Option is identified on the Specifications Pages. The value of any Settlement Option will not be less than would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract from Us by the same class of annuitants at the time of Your election. At Your Written Request, We will provide a schedule of projected minimum payments under any of the Settlement Options being offered by Us, based on, as applicable, (i) the length of the Guaranteed Annuity Payment Period You specify and (ii) for payments that are based on the life of the Annuitant or the lives of the Annuitant and the Joint Annuitant, (a) the age and sex of the Annuitant and, if applicable, the Joint Annuitant at the election of such Settlement Option and (b) with respect to any Settlement Option providing a joint and last survivor benefit, the age and sex of the surviving Annuitant, if any, at the time the survivor benefit would be triggered.

The payments to be made under a Settlement Option are fixed on the date the Contract Value is applied to the Settlement Option and will be reduced by the amount of any applicable premium tax or similar tax. We will make the first payment under any Settlement Option on the next Business Day unless You specify a later Annuity Income Date in Your Written Request to elect a Settlement Option.

We will quote the dollar amount of each annuity payment for any age or combination of ages or modal payment period (quarterly, semi-annual, or annual) for any Settlement Option upon request.

If this is a Qualified Contract, then the terms of your Qualified Contract rider or endorsement will also apply and the rider or endorsement may require the payments and/or the Guaranteed Annuity Payment Period under the Settlement Option to be modified.

ANNUITIZATION UPON MATURITY

You may select a Settlement Option to be applied on the Maturity Date at any time during the Accumulation Phase. If this contract is still in force on the Maturity Date and You have not annuitized this contract, then on the Maturity Date We will apply 100% of Your Contract Value to the Settlement Option You selected. If You have not selected a Settlement Option, then on the Maturity Date We will apply 100% of Your Contract Value, reduced by the amount of any premium tax or similar tax, to a single life annuity with a Guaranteed Annuity Payment Period of 10 years under Settlement Option (2), as described in Section IV of this contract. If there are Joint Annuitants who are both living on the Maturity Date, and You have not otherwise specified by Written Request, then We will reference the age of the younger of the two Annuitants in determining the payments under Settlement Option (2). There are no Withdrawal Charges on or after the Maturity Date.

The Specifications Pages include a table that shows minimum monthly annuity payment amounts for Settlement Option (2), based on the Annuitant’s age and sex, with Guaranteed Annuity Payment Periods of 5 years and 10 years.

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SECTION V

GENERAL PROVISIONS

CONTRACT

The following items are part of this contract:

•	the Application;

•	any riders or endorsements issued by Us that may be added to this contract; and

•	any supplemental or amended Specifications Pages for this contract issued by Us.

We have issued this contract in consideration of the Application and payment of the initial Purchase Payment shown on the Specifications Pages.

Any amendment, supplemental Specifications Pages, amended Specifications Pages, rider or endorsement issued by Us will be considered part of this contract whether or not attached by You. Nothing else which has been said or put in writing is part of this contract unless it is identified above as part of this contract.

You may request changes to this contract by Written Request, which will be effective only if agreed to in writing by one of the Company’s officers. No other person(s), including any agent, has the authority to change or waive any provision of this contract.

ANNUAL STATEMENTS

We will provide You with an Annual Statement near the end of each Contract Year that shows the following information:

•	The beginning and end dates of the Annual Statement period;

•	The Contract Values at the beginning of the Annual Statement period and at the end of the Annual Statement period;

•	The Fixed Interest Strategy Value or Indexed Strategy Value, as applicable, of each Strategy to which any amount was allocated during the Annual Statement period;

•	All amounts that We credited to or debited from the Contract Value and each Fixed Interest Strategy Value or Indexed Strategy Value during the Annual Statement period;

•	The Surrender Value at the end of the Annual Statement period;

•	The value of the Death Benefit at the end of the Annual Statement period; and

•	The Fixed Interest Rate and applicable factors for any Indexed Strategy to which Contract Value is available to be allocated for the following Contract Year.

Each Annual Statement will be accurate as of a date not more than four months prior to the date of mailing. The Owner may request additional Annual Statements by Written Request. We may assess a charge, which will not exceed $25.00, for additional Annual Statements.

DEFERRAL OF PAYMENTS

The Company reserves the right to defer payment of any amount due in connection with a full surrender, a withdrawal, or a Death Benefit payment during any period that:

•	the New York Stock Exchange is closed (except weekends and holidays);

•	trading on the New York Stock Exchange is restricted;

•	the U.S. Securities and Exchange Commission (“SEC”) declares that an emergency exists; or

•	the SEC, by order, permits Us to delay payment.

Furthermore, the Company reserves the right to defer payment of any amount due in connection with a full surrender or a withdrawal for a period of six months after receiving the request, provided that We have obtained written approval to defer payments from the chief insurance regulator of the state where this contract was delivered or issued for delivery. Any amounts not allocated to the Fixed Interest Strategy will be transferred to the Fixed Interest Strategy and held there during the deferral period.

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RELIANCE

We have issued this contract in reliance on the statements made in the Application. In the absence of fraud, all statements made in the Application are representations and not warranties. We ask that You review Your copy of the Application for this contract. If any statement is not true or complete, please inform Us immediately.

INCONTESTABILITY

We cannot contest this contract.

NON-PARTICIPATING

This contract is non-participating. It does not share in the profits or surplus of the Company.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant or any Joint Annuitant, if applicable, Beneficiary or Owner has been misstated, the amount payable by Us will be that which would be due if the true age or sex had been stated. If We make or have made any overpayments due to the misstatement, We will charge the excess amount and interest at a rate of 1.00% per annum against the current or next succeeding payment(s) to be made. Any underpayments made by Us will be adjusted in the same manner and credited with the current or next succeeding payment.

OWNERSHIP

This is Your contract. You have the right to exercise all rights under this contract, subject to the rights of any assignee of record with Us. The exercise of any rights by You must be done by Written Request.

ASSIGNMENT INCLUDING OWNERSHIP CHANGE OF THIS CONTRACT

In the case of a Non-Qualified Contract, this contract may be assigned, including a complete ownership change, by Written Request. Unless otherwise specified in the Written Request, any assignment will take effect on the date the Written Request is signed by the Owner, when received in good order, subject to any payments made or actions taken by Us prior to receipt of the Written Request. If required under applicable state law, an assignment may require consent by the Irrevocable Beneficiary. We assume no responsibility for the validity of any assignment. Any claim made under an assignment will be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of this contract.

This contract may be applied for and issued to qualify as a Qualified Contract, in which case ownership of this contract would be restricted to comply with the Code and other applicable federal tax law.

Assignment of this contract may result in adverse tax consequences.

To the extent allowed by applicable law, We reserve the right to refuse any assignment or other transfer of this contract. Furthermore, We reserve the right to refuse any assignment or other transfer of this contract that would create joint ownership of this contract or transfer the ownership of this contract to a non-natural person.

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CHANGE OF BENEFICIARY

You may change any revocable Beneficiary at any time by Written Request. If You have named an Irrevocable Beneficiary, then the Irrevocable Beneficiary may only be changed with the consent of the Irrevocable Beneficiary. We will not give effect to any change of Beneficiary request unless We receive and record Your Written Request prior to the Death Benefit becoming payable. The change will take effect as of the date the Written Request was signed by You, unless a future date is specified by You. However, We will not be liable for any payments made or actions We take before We receive the Written Request of a change of Beneficiary. We reserve the right to exclude the naming of any non-natural person Beneficiary, other than a trust.

MODIFICATION

Upon notice to the Owner, the Company may modify this contract, but only if such modification: (a) is necessary to make this contract comply with any state or federal law or regulation to which the Company is subject; (b) is necessary to assure continued qualification of this contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or (c) may otherwise be in the best interests of Owners. In the event of any such modification, the Company may make appropriate endorsement(s) to this contract to reflect such modification. The Company cannot make any modification that reduces or eliminates the benefits or coverage, or impairs or invalidates any right granted to the Owner, under this contract except for amendments to conform to changes in any applicable provisions or requirements of the Code or other applicable federal tax law.

TAXES

The Company will deduct from any payment under this contract any withholding taxes, or other taxes required by applicable law.

MINIMUM BENEFITS

Each of the Surrender Value, the Death Benefit, and the value available to apply to a Settlement Option will always be equal to or greater than the minimum benefits required by the laws of the state where this contract was delivered or issued for delivery.

SPENDTHRIFT PROVISION

A Beneficiary may not assign, transfer or encumber any benefit payable under this contract. To the extent allowed by law, the benefits provided by this contract will not be subject to the claims of any creditor of any Annuitant, Owner, or Beneficiary.

PROOF OF AGE AND SURVIVAL

The Company shall have the right to require reasonable evidence of the age and survival of any Annuitant.

CONFORMITY WITH LAWS FOR LEGAL ACTIONS

A legal cause of action related to this contract must comply with the laws of the state where this contract was delivered or issued for delivery.

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CLEAR SPRING LIFE INSURANCE COMPANY

{P.O. Box 80509, Indianapolis, Indiana 46280}

MODIFIED SINGLE PREMIUM INDIVIDUAL DEFERRED ANNUITY

WITH ONE OR MORE INDEXED STRATEGIES

NON-PARTICIPATING

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